EXHIBIT 21

X-RITE, INCORPORATED

LIST OF CONSOLIDATED SUBSIDIARIES

1.	X-Rite Global, Incorporated

2.	X-Rite Holdings, Inc.

3.	GretagMacbeth, LLC

4.	XR Ventures LLC

5.	Pantone LLC

6.	Pantone Germany, Inc.

7.	Pantone UK, Inc.

8.	Pantone Asia, Inc.

9.	Pantone Japan, Inc.

10.	Amazys Holding GmbH

11.	Amazys Holding Beteiligungen GmbH

12.	X-Rite Europe GmbH

13.	X-Rite Méditerranée SARL

14.	GretagMacbeth (Italy) S.R.L.

15.	Viptronic S.R.L.

16.	X-Rite GmbH

17.	Gretag-Macbeth GmbH

18.	LOGO Betiligungsgesellchaft mbH

19.	LOGO Kommunikations- und Drucktechnik GmbH & Co. KG

20.	Pantone GmbH

21.	X-Rite Limited

22.	GretagMacbeth Limited

23.	X-Rite Asia Pacific Limited

24.	X-Rite (Shanghai) Color Management Co., Ltd.

25.	X-Rite, (Shanghai) International Trading Limited

26.	GretagMacbeth (Shanghai) Company Limited

27.	X-Rite K.K.

28.	Pantone Japan Co., Ltd.